Exhibit 99.1
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July 8, 2006

Dear Fellow Shareholder:

As you may know, the Company is closing in on its one-year anniversary since RemoteMDx stock began trading on the public market under the symbol RMDX. We deeply value our relationship with our shareholders and thank you for your commitment to the Company. Along with the notice of our annual meeting, we would like to provide you with a brief update.

Keeping our shareholders apprised of the Company's progress is the #1 goal of our communications program, and to that end, we would like to share some specific achievements with you. Our focus continues to be on our unique, single-unit TrackerPAL(TM) device. The initial TrackerPAL(TM) units have been deployed in Pennsylvania, North Carolina and California and we are pleased to report that since January 2006, we have received more than 13,000 firm purchase orders from agencies throughout the United States, with a goal of 30,000 TrackerPAL(TM) orders by year-end 2006. We are on target to reach - and working hard to exceed - our stated sales goal.

So that you will have an understanding of the market and its dynamics, let us describe our business model. We are building a Company based on recurring revenue, with the objective of each TrackerPAL(TM) device bringing $8.00 per day, every day of the year, into the Company. With 1 out of every 32 American adults in the probation or parole system - and more than 600,000 registered and unregistered sex offenders - TrackerPAL(TM)'s potential market can be quantified in excess of 7 million offenders. If we are able, as we believe we are, to capture even a relatively small percentage of this market, our Company clearly has a bright and sustainable future. While we are providing a product and service that can help to protect thousands of families from potential harm, we are also building a Company that has a clear path in continuously growing investment value for its shareholders.

Additionally, we have taken steps to help us get the word out about our Company and products to our target audiences. We have partnered with a well-known technology-oriented public relations agency to bring our messages to the right ears and eyes. For our shareholders' benefit, we are in the process of updating and redesigning our website, which we believe will help to better educate and assist our current and potential shareholders. We are also developing and will soon be issuing regular company newsletters to report on growth, new deals and other important company news. The Company continues to invest in the development of additional technologies, products and services. We are continuing our efforts in the aging baby-boomer market with our MobilePAL(TM) device.

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Along with the details related to our annual meeting, we have enclosed a DVD designed to provide you with a clear understanding of the Company's current and future products. After extensive research and analysis, we believe strongly that the TrackerPAL(TM) device has an enormous market potential- based on this information the Company will continue to direct our resources and attention in this arena. We hope you will take a few minutes to view the DVD so you can better understand the value of the investment you have made in our Company.

Once again, let us express our appreciation of your commitment as a shareholder in RemoteMDx. Please feel free to contact the Company directly with any questions you might have.

Sincerely,


David Derrick, Chief Executive Officer and Chairman of the Board



James Dalton, President





Safe Harbor
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This shareholder letter, and the enclosed DVD, contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including reliance upon our distributors, the governmental regulation of our products, market acceptance, and technology, manufacturing and marketing risks. The contents of this letter and the DVD should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.